                                                                    EXHIBIT 10.8





                             GAS PURCHASE CONTRACT


                                    Between


                            CONSUMERS POWER COMPANY


                                    As Buyer


                                      and

                     NORTHERN MICHIGAN EXPLORATION COMPANY


                                   As Seller





December 1, 1987

                               TABLE OF CONTENTS


ARTICLE                                                                                                           PAGE
-------                                                                                                           ------
       I.     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

      II.     Seller's Reservations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

     III.     Commitment of Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

      IV.     Determination of Reserves   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

       V.     Quantity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

      VI.     Term    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     VII.     Delivery Point - Liability    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

    VIII.     Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

      IX.     Quality of Gas    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

       X.     Delivery Pressure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

      XI.     Measurement and Testing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     XII.     Warranty of Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

    XIII.     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     XIV.     Billing and Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

      XV.     Conditions of Connection    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     XVI.     Assignment    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

    XVII.     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   XVIII.     Laws and Regulations    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     XIX.     Force Majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

      XX.     Processing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     XXI.     Transportation of Liquids   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

    XXII.     Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                             GAS PURCHASE CONTRACT

          THIS CONTRACT made and entered into as of, and effective the first day of December 1987 by and between NORTHERN MICHIGAN EXPLORATION COMPANY, a Michigan corporation, hereinafter referred to as Seller, and CONSUMERS POWER COMPANY, a Michigan corporation, hereinafter referred to as Buyer:

                             W I T N E S S E T H :

          WHEREAS, Seller owns certain oil and gas leases on property situated in the northern portion of the Southern Peninsula of Michigan within the Contract Area as described on Exhibit "A" hereto and desires to sell certain gas which has been or may be developed thereon, in accordance with the terms and conditions hereof; and

          WHEREAS, Buyer, a public utility engaged in the distribution and sale of gas within the State of Michigan, desires to purchase gas that may be produced from Seller's leases within said Contract Area;

          NOW, THEREFORE, in consideration of the covenants and promises of each as set forth herein, the parties agree as follows:

                                   ARTICLE I
                                  Definitions

          1. The term "lease" shall mean any written instrument which gives Seller the rights to drill for, produce, and dispose of gas in, under, and from the lands described therein.

          2. The term "gas" means all elements, compounds, and mixtures thereof which are contained in the effluent produced from a well and which remain in the vapor phase when produced at the mouth of the well or from a lease separator.

          3. The term "gas well gas" shall mean gas produced from a well classified as a gas well by the regulatory agency having jurisdiction.

           4. The term "oil well gas" shall mean gas produced from a well classified as an oil well by the regulatory agency having jurisdiction.

           5.    The term "reserves," unless the context makes evident another intended meaning, shall mean that quantity of gas underlying the acreage attributable to each well, which may reasonably be expected to be recovered and delivered under the terms of this Agreement plus the volume of gas which has theretofore been delivered by Seller from such well to Buyer.

           6. The term "Contract Area" shall mean that area encompassed by the description set forth on Exhibit "A", as it may be revised from time to time as hereinafter provided.

           7. The term "contract year" shall mean the calendar year; except that the first contract year shall commence on the date of this Agreement and shall end on December 31 of the year in which this Agreement is dated.

           8.    The term "Winter Purchase Period" shall mean a period of six
(6) months from October 1 of one Contract Year through March 31 of the next Contract Year.

           9. The term "Contract Area Purchase Commitment" shall mean the daily quantity of gas which Buyer commits to purchase from the Contract Area under this Agreement and other agreements. During the Winter Purchase Period the Contract Area Purchase Commitment shall be equal to the lesser of (a) the daily average production allowable authorized by the State for all wells selling gas from the Contract Area to Buyer, (b) 15 MMcf per day or (c) 3 MMcf per day per well. For the remainder of each year the Contract Area Purchase Commitment shall be equal to the simple average of Buyer's daily purchases from the Contract Area for the preceding Winter Purchase Period multiplied by thirty-three percent (33%), but in no event less than the lesser of (a) 15 MMcf per day or (b) the aggregate at the daily well production capabilities which shall, for purposes of this provision, never exceed 1 MMcf per day for any single well.

           10. The term "annual contract quantity" shall, subject to Article XIX, mean Buyer's minimum annual purchase obligation hereunder. Said quantity to be the sum in Mcf of Buyer's share of the daily Contract Area Purchase Commitments during the contract year. Said share, as a percentage of the total may vary from day to day but shall be equal to Seller's daily average production allowable authorized by the State for gas produced hereunder divided by the combined daily average production allowable authorized by the State for all Sellers with regard to the gas committed to Buyer from the Contract Area pursuant to this and other agreements. Notwithstanding the above, the annual contract quantity hereunder shall not exceed eighty-five percent (85%) of the daily average production allowable authorized by the State for the gas committed hereunder.

           11. The term "month" shall mean the period of time beginning at 7:00 a.m. Eastern Standard Time on the first day of a calendar month and ending at 7:00 a.m. Eastern Standard Time on the first day of the next succeeding calendar month.

           12.    The term "day" shall mean a period of twenty-four
(24) hours beginning at 7:00 a.m. Eastern Standard Time of one calendar day and ending at 7:00 a.m. Eastern Standard Time on the next succeeding calendar day.

           13. The term "cubic foot of gas" shall denote the unit of gas measurement hereunder and shall mean a cubic foot of gas at an absolute pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch at a temperature of sixty degrees Fahrenheit (60 degrees F).

           14. The term "deliverability" is used as a measure of a well's productivity and shall mean the average quantity of gas, per twenty-four-hour period, which a well being tested for deliverability at a time agreed to by both parties, produced during a seventy-two-hour period of continuous delivery into Buyer's pipeline operating at the then existing pipeline pressure not to exceed one thousand four hundred forty (1440) psig.

           15.    The term "Mcf" shall mean one thousand (1,000) cubic feet.

           16.    The term "Btu" shall mean British thermal unit.

           17. The term "MMBtu" shall mean 1,000,000 British Thermal Units (Btu's).

           18. The term "Kalkaska Plant" shall mean the gas processing plant located in Section 31, Township 27 North, Range 7 West, Kalkaska County, Michigan, and operated by Amoco Production Company as of the date of this Agreement.

           19. The term "Plant Owner" means an owner of the "Kalkaska Plant" as described in the Kalkaska Plant Processing and Operating Agreement dated November 15, 1974.

           20. The term "tender of gas" or like expression shall be understood to mean the notice by Seller to Buyer that Seller has gas available for delivery at the point of delivery specified in the notice. A notice of completion and request for connection, for instance, would constitute a "tender." Such one-time notice to Buyer shall constitute a continuous tender of such gas unless and until Seller shall give Buyer written notice to the contrary.

           21. The term "Common Line" means that certain wet header gas transmission line (beginning at the tap valve used to deliver the gas entering said line) and any extensions thereof jointly used by Buyer and Michigan Consolidated Gas Company.

           22. The term "Common Delivery Point" means the terminus of the Common Line situated in Section 31, Township 27 North, Range 7 West, Kalkaska Township, Kalkaska County, Michigan.

           23.    The term "psig" shall mean pounds per square inch gauge.

           24.    The term "psia" shall mean pounds per square inch absolute.

                                   ARTICLE II
                             Seller's Reservations

                1. Seller reserves and excepts from the terms of this Agreement the following:

                        (a) All oil and condensate separated and saved by Seller.
                        (b) Liquefiable hydrocarbons subject to Seller's extracting or arranging for the extraction thereof as herein provided.
                        (c)    Nonhydrocarbon substances subject to
                               Seller's contracting or arranging for the extracting thereof as herein provided.
                        (d) Gas for development and field operations on any of Seller's acreage, including fuel for the operation of compression facilities by Seller or fuel which Seller may elect to furnish or sell to drilling contractors for fuel in drilling on Seller's acreage.
                        (e) Gas for repressuring, pressure maintenance, cycling, gas lift in a closed system, and the use of gas as a drilling fluid.
                        (f) Gas which Seller is obligated to furnish lessors under leases covering acreage committed hereto.
                        (g) Gas attributable to any acreage acquired by Seller and which is subject to any obligation or reservation made by a third party for the purchase and sale of such gas.
                2.      Seller also reserves to itself the following:
                        (a) The right to operate its property free from any control by Buyer in such manner as Seller, in its sole discretion, may deem advisable, including, without limitation by enumeration the right to drill new wells, to test wells, to repair and rework wells, and to abandon any well and the right to renew, extend, release, assign, surrender or permit to expire any lease as Seller deems best in its sole and exclusive discretion.

                                                                               6
                   (b) The right to unitize any of its leases with other properties of Seller and of others in such manner as to protect Buyer's rights hereunder, in which event this Agreement will cover Seller's interest in the unit and gas attributable thereto, to the extent that such interest is derived from leases committed hereunder. The term "unit" as used in this subparagraph shall mean any unit recognized by the state regulatory agency having jurisdiction or other pooling of acreage not requiring recognition by a regulatory agency in which two (2) or more producers contribute acreage and each producer owns an undivided interest in the total acreage contributed, such as working interest units, areas of mutual interest, and joint exploration and development areas.

                   (c) The right to sell gas well gas Buyer is not then taking to other purchasers when Buyer is not taking gas at rates at least equal to the daily production rate allowed by the government agency having jurisdiction; however, Buyer may increase Buyer's daily production takes at any time upon notice to Seller provided there is gas available which is not then committed to other purchasers.

                                  ARTICLE III
                               Commitment of Gas

                   1. Seller commits to the performance of this Agreement all gas reserves hereafter produced from or attributable to the reservoir penetrated by well unit(s) from the lands described on Exhibit "A", attributable to any interest in such gas reserves now or hereafter owned by Seller.

                   2. Seller, with Buyer's written concurrence, may add well units to this Agreement provided that such units lie within Alpena, Cheboygan, Montmorency or Presque Isle Counties, Michigan and outside the lands described on Exhibit "A". If Seller elects to so add well units to this Agreement, Seller shall prepare and submit to Buyer a description of the additional units and the written acceptance by Buyer of the document containing such description shall constitute

Buyer's written concurrence, and thereupon Exhibit "A" to this Agreement shall be deemed to have been amended to reflect the additional units.

             3. The gas reserves discovered in well units from lands described on Exhibit "A", or any well units added to this Agreement pursuant to Section 2 above, shall be determined in accordance with the provisions of Article IV hereof.

                                   ARTICLE IV
                           Determination of Reserves

             1. Seller shall, upon request from Buyer, and from time to time, make available to Buyer all factual information and data
(excluding interpretation) in Seller's possession that may reasonably be needed by Buyer for the purpose of estimating the amount of reserves in any reservoir or pool in the Contract Area in which Seller may own an interest. Buyer recognizes that all information furnished by Seller to Buyer pursuant to this
Section is confidential and constitutes the proprietary information of Seller, and Buyer shall not disclose or in any manner whatsoever divulge any such information to others without Seller's written permission, except as is required by the Michigan Public Service Commission or any other regulatory agency having jurisdiction to approve facilities construction.

             2. Following execution of this Agreement, Seller shall promptly make available to Buyer such information an provided for in the preceding Section.

             3. After the date of initial deliveries hereunder, Buyer may request and Seller shall make, at reasonable intervals, a redetermination of reserves in any one or more of the reservoirs or pools covered by this Agreement. When a new gas well is committed hereunder, either Seller or Buyer shall have the right to cause a redetermination of reserves to be made for the purpose of calculating reserves attributable to such new well; otherwise, neither Seller nor Buyer may require that the reserves in any particular reservoir or pool be redetermined more frequently than once each year.

                                   ARTICLE V
                                    Quantity

                1. After deliveries of gas have commenced under this Agreement, Seller shall sell and deliver to Buyer and Buyer shall purchase and take from Seller hereunder, or pay Seller for, whether taken or not, the annual contract quantity of gas, as that term is defined in Article I Section 10 hereof, with adjustments where appropriate as follows:

                      (a) In the event of Seller's inability to perform its delivery obligation in accordance with a specific request from Buyer because of a valid force majeure (on the part of either Seller or Buyer), then Buyer's take-or-pay obligation for the time of the force majeure shall be the volume, if any, which Seller was capable of delivering and Buyer of taking during the period of such force majeure.

                      (b)    If for any reason other than force majeure
Seller shall fail to make available for delivery a specific volume requested by Buyer for a given month, Buyer's take-or-pay obligation for such month shall be the volume so made available.

                2. If the total volume of gas well gas actually purchased and taken by Buyer during any contract year is less than the annual contract quantity adjusted as provided for above, then (a) Seller shall have the option of terminating this Agreement following ninety (90) days written notice to Buyer (such option shall be waived, however, if not exercised within fifty (50) days following the end of the contract year in which Buyer's purchases are deficient); or if not terminated by Seller, then (b) Buyer, on or before the 25th day of the second month following the end of such contract year, shall pay Seller for any such deficiency volume assuming that the deficiency volume would contain 1,000

Btu per cubic foot. As to gas so paid for but not taken, Buyer shall have the right to take such gas in order of accrual during the remaining term of the contract, free of additional cost to Buyer. The right to take such gas shall not accrue in each ensuing contract year until the annual contract quantity for
said year has been taken.   Upon the expiration of the term hereof, or upon
termination as otherwise provided for herein, Seller shall refund to Buyer for the payments if any made to Seller hereunder that was never taken by Buyer.

             3. In the event Seller's deliverability on a daily basis hereunder should exceed the annual contract quantity x 117.6% divided by the number of days in said contract year, Buyer shall either elect to purchase the excess, or give Seller the option to have such excess released from this Agreement.

                                   ARTICLE VI
                                      Term

             This Contract, subject to the right of cancellation herein provided, shall be effective as of the day hereof through December 31, 1995 and shall continue from year to year thereafter subject to cancellation by either party on three (3) months' written notice given prior to December 31, 1995 or any anniversary date thereof. If Seller uses gas committed hereunder for repressuring or secondary recovery operations as provided for under Article II, Paragraph 1, Subparagraph (e), the term of this Agreement shall, at Buyer's option, be extended, for the properties involved in such repressuring or secondary recovery operations, for a period of time equal to the time such operations were actually conducted.

                                  ARTICLE VII
                           Delivery Point - Liability

                1. The point of delivery for each well for gas sold hereunder shall, at Seller's option, be at the inlet of Buyer's tap valve which tap valve shall be at a mutually agreeable location on the Common Line.

                2. Title to gas shall pass from Seller to Buyer at the inlet of Buyer's facilities at said point of delivery. Seller shall be in control and possession of the gas delivered hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to Buyer, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby, except as otherwise provided for under Article XX.

                3. Buyer agrees to reimburse Seller for gathering the gas to the point of delivery in an amount equal to 7 cents/MMBtu for the first mile or fraction of a mile of gathering line installed by Seller and 2 cents/MMBtu for each additional mile thereafter, such reimbursement to be paid in addition to the price paid pursuant to Article VIII hereof.

                                  ARTICLE VIII
                                     Price

                1. Subject to the other provisions hereof the price to be paid by Buyer to Seller for gas purchased and sold, or paid for when not taken as provided in Article V hereof, shall be $2.10 per MMBtu effective January 1, 1988 and said price shall thereafter be escalated at a rate of 1.8% semiannually with such escalations to take effect on January 1 and July 1 of each year.

                2. Seller or Buyer shall have the option to request a price redetermination effective July 1, 1989 and annually thereafter with the redetermined price to be equal to the average commodity gas cost (ACGC) charged by ANR Pipeline (ANR), Panhandle Eastern Pipe Line Company (Panhandle), Northern

Natural Gas Company (Northern Natural), Northern Gas Pipeline Company of America (Natural) and Trunkline Gas Company (Trunkline). The ACGC charge shall be based on rate schedules in effect on April lst of each redetermined year. The escalation provided for in Paragraph 1 of this Article VIII shall also apply to any redetermined price.

             3. If one year after Seller's first delivery of gas hereunder or at any time thereafter it is determined that the marketability of the subject gas is hampered in that the price on an MMBtu basis, payable under the provisions of this Article, exceeds 95% of the weighted average cost of Buyer's interstate gas, calculated using the gas component in the commodity charge of the rate charged by all of Buyer's interstate pipeline company suppliers (e.g., Trunkline Gas Company and Panhandle Eastern Pipe Line Company) pursuant to a government approved tariff, then Buyer shall have the option to limit the price paid hereunder to a level equal to 95% of such weighted average cost. When in effect, such a limited price shall be increased by the same escalation factor and as of the same effective dates as provided in Section 1 of this Article. If Buyer chooses to limit the price as herein provided, Seller shall have the right to solicit offers from others to purchase the gas at a higher price and, if Seller notifies Buyer of a bonafide third party offer to purchase such gas at a higher price, Buyer shall, within thirty (30) days thereafter, either agree to purchase the gas at a price equivalent to that contained in the third party offer or release its contractual claim to the gas and transport or exchange such gas under Buyer's transportation or exchange tariff existing at such time which is applicable to for the class of third party purchaser of such gas.

             4. Notwithstanding any of the above, in no event shall the total remuneration per MMBtu provided for in this Agreement exceed 80% of the equivalent average price (rounded to the nearest $.001) of one million (1,000,000) Btu of No. 6 Oil, using the daily prices reported by "Platt's Oilgram Price Report," U.S. Tank Car Transport Lots, Midcontinent, for Detroit for the preceding six (6) months. For the purposes hereof, a gallon of No. 6 Oil shall be considered to contain one hundred fifty thousand (150,000) Btu. Should "Platt's Oilgram Price Report" be discontinued, it is agreed that any other similar service may be used in its place.

             5.    Furthermore, the price shall in no event fall below
$2.00 per MMBtu and such price will escalate at the rate of one and one-half percent (1.5%) annually effective on January 1, 1989 and each January 1st thereafter.

             6. All prices pursuant to this Article VII shall be calculated to the nearest one thousandth of one cent (.001 cent).

             7. Any price increase provided for in this Article requiring approval of the Michigan Public Service Commission or any successor state regulatory agency shall not be effective until approved by such regulatory agency.

             8. If at any time the Michigan Public Service Commission (or any successor state regulatory agency) shall disallow any portion of the price paid Seller hereunder from Buyer's purchased cost of gas then in such event Buyer shall reduce the price paid Seller to the maximum price from time to time allowed; provided, however, Buyer shall always prosecute diligently to pay Seller at the full contract price and to obtain inclusion of the full contract price hereunder in Buyer's purchased cost of gas.

             9. If at anytime during the term hereof, the price is reduced pursuant to the preceding paragraph, Seller shall have an ongoing option to:
(a) terminate this Agreement upon thirty (30) days written notice to Buyer for as long as Seller is not being paid the full price for gas otherwise payable herein; or (b) exercise the rights specified under Section 3 above to sell such gas to a third party and have Buyer transport or exchange such gas.

                                   ARTICLE IX
                                 Quality of Gas

             1. All gas delivered by Seller under the terms of this Contract shall conform to the following specifications:

                   (a) The gas shall be commercially free from dust, gum, gum forming constituents, condensate and solids when delivered to Buyer.

                   (b) The gas shall not at any time have an oxygen content in excess of one percent (1%) by volume and Seller shall make every reasonable effort to keep the gas free of oxygen.

                   (c) The gas shall not contain more than one (1) grain of hydrogen sulphide per one hundred (100) cubic feet. The hydrogen sulphide content shall be determined by a Cadmium Sulphate, Barton Titrator and/or a Tutwiler quantitative test, or any other mutually agreeable method.

                   (d) The gas shall not contain more than twenty (20) grains of total sulphur per one hundred (100) cubic feet.

                   (e) The total gross heating value per cubic foot of gas shall be not less than nine hundred fifty (950) Btu, however, it is agreed that Buyer shall accept gas from individual wells having a heating value of less than nine hundred fifty (950) Btu per cubic foot if the composite stream of gas in the Common Line immediately downstream from the point of delivery, contains gas with a heating value of at least nine hundred fifty
     (950) Btu per cubic foot. It is also agreed that in similar manner Buyer will accept gas from individual wells having a hydrogen sulphide content in excess of one (1) grain per one hundred (100) cubic feet or in excess of twenty (20) grains total sulphur per one hundred (100) cubic feet if said composite stream at the point above described on the Common Line does not contain more than one-fourth (1/4) grain of hydrogen sulphide or ten
     (10) grains of total sulphur; provided, however, that in no event shall any gas sold hereunder and delivered into a lateral owned by any third party exceed one

              (1) grain hydrogen sulphide per one hundred (100) cubic feet at the point of connection with said lateral. It is agreed that if because of such relaxation of quality specifications as to individual wells, the gas in Seller's composite stream does not meet the specifications hereinabove set forth for such composite stream, then Buyer shall have the right to refuse to take such substandard gas from any individual well or wells so long as such composite stream would fail to meet the specified standards.

                   (f) The term "total gross heating value per cubic foot" shall mean the number of British thermal units, produced by the combustion at constant pressure, of the amount of gas on a water-free basis which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees Fahrenheit (60 degreesF) and at a pressure of fifteen and twenty-five thousandths (15.025) psia, when the products of combustion are cooled to the initial temperature of gas in air and when the water formed by combustion is condensed to a liquid stage.

                   (g)    The water content of the gas shall not exceed seven
              (7) pounds per million cubic feet measured at fifteen and twenty-five thousandths (15.025) psia and sixty degrees Fahrenheit (60 degrees F).

                   (h) The gas should not contain by volume more than two percent (2%) carbon dioxide.

                 2. Should the gas offered for sale to Buyer from any well or other delivery point fail at any time to conform to any of the specifications of this Article, Buyer subject to Paragraph 1, Subparagraph (e) of this Article IX may notify Seller of any such failure and Seller shall make a diligent effort to correct such failure in Seller's wells so as to deliver gas conforming to the above specifications. If Seller is unable to deliver gas conforming to the above specifications by treatment consistent with prudent operations and by means which are economically feasible in Seller's opinion, Buyer may at its option, accept delivery of the gas and treat the gas so that it will conform to the above specifications or Buyer may refuse to take such gas and in the event of such refusal Buyer shall not be obligated to attribute volumes to such well or other delivery point for take-or-pay purposes. In the event Buyer elects to accept delivery of gas not conforming to the specifications herein and to treat said gas so it will conform to the specifications herein, Seller shall reimburse Buyer for the cost, including equipment, for treating said gas, but not to exceed seventy-five percent (75%) of the sum received by Seller for such gas. In the event both Seller and Buyer elect not to treat gas not meeting the quality specifications herein, that gas and that gas only, shall be released from commitment under the terms hereof.

             3. It is agreed that if Seller should elect (subject to Article XX hereof) to process or have processed gas sold hereunder, the residue gas delivered from Seller's or other processing facility shall not contain more than one-fourth (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet.

                                   ARTICLE X
                               Delivery Pressure

             1. Seller shall deliver gas well gas at a pressure sufficient to allow the gas to enter Buyer's facilities at the delivery points hereunder, provided Seller shall not be obligated to deliver gas well gas to Buyer at a pressure in excess of one thousand four hundred forty (1440) psig. If the wells completed hereunder are unable to produce the annual contract quantity against the pressure prevailing in Buyer's pipelines and Seller elects to install compression facilities, then, except as herein otherwise provided, Buyer agrees to reimburse Seller: (a) six cents (6.00 cents) per MMBtu for gas from a well that is compressed, such reimbursement will not, however, be made with respect to monthly deliveries hereunder that are in excess of the annual contract quantity unless the parties hereafter agree in writing to the contrary.

             2. Should Seller elect not to install compression facilities in any well or wells completed in any gas well gas reservoir when the pressure in the reservoir is inadequate to allow delivery of the gas into Buyer's facilities, then the Buyer shall have the right to install the necessary compression facilities. If neither the Seller nor the Buyer makes such election, then such well or wells shall be released from this Agreement.

             3. Seller shall deliver the oil well gas at a pressure sufficient to enter Buyer's facilities but not to exceed one thousand four hundred forty (1440) psig. If Seller is required to compresses oil well gas or flash vapors to effect deliveries thereof to Buyer, Buyer agrees to reimburse Seller six cents (6.00 cents) per MMBtu on volumes for such compressed gas, which rate shall be increased by two-tenths cent (.20 cents) on January 1, 1989, and each January 1 thereafter. Seller agrees to furnish fuel for such compression at no cost or expense to Buyer.

             4. If only a portion of the gas sold to Buyer by Seller from any given well is compressed pursuant to this Article, Seller shall measure the gas from said well actually compressed and shall, consistent with the foregoing, invoice Buyer therefor on or before the twentieth (20th) day of the month following the month in which such gas was actually compressed. If all gas sold to Buyer by Seller from any given well is compressed pursuant to this Article, Seller shall furnish Buyer with the name of the well on or before the twentieth (20th) day of the month following the mouth in which such compression actually begins. Under no circumstances shall the Buyer be obligated to reimburse the Seller for compression prior to the written notification and the actual commencement of compression.

             5. Buyer, when operating its gathering system in conformance with the pressure conditions herein specified, shall not be obligated to attribute volumes for take-or-pay purposes in excess of the volumes made available at sufficient pressures to enter Buyer's lines at the point of delivery.

             6. If at any time the Michigan Public Service Commission (or any successor state regulatory agency) shall disallow any of the reimbursement paid Seller hereunder from Buyer's purchase cost of gas in a ratemaking proceeding, then in such event Buyer shall reduce the reimbursement paid to Seller to the maximum rate from time to time allowed.

                                   ARTICLE XI
                            Measurement and Testing

             1. Buyer shall install, maintain, and operate, at no expense to Seller, at or near the location of Seller's wellhead(s) equipment of a character and design acceptable to Seller and perform all tests required to accomplish the measurement of volumes, temperatures, specific gravity and heating values. Such volume measuring equipment shall be installed, maintained, and operated in accordance with ANSI/API Standard 2530, dated 1978, of the American National Standards Institute, as amended from time to time, and the volume of gas delivered hereunder and measured by such orifice meters shall be computed in accordance with said report.

             2. The temperature of the gas passing through each orifice meter shall be determined by means of a recording thermometer installed by Buyer so that it will properly record the temperature of the gas through the meter. The arithmetical average of temperature recorded during the time gas was flowing on any day shall be used in computing gas volumes for that day.

             3. The specific gravity of the gas at the points of delivery shall be determined by Buyer at least once each six (6) calendar months, or as often as may be found necessary in practice, by a method of test generally acceptable to the industry. Whenever a recording gravitometer is used, the arithmetical average of the gravity recorded during the time gas was flowing on any day shall be used in computing gas volumes for that day.

             4. Correction shall be made by Buyer for deviation from Boyle's Law, and the factors for making such correction shall be obtained from procedures contained in the aforesaid Standard 2530, or from such other source as may be agreed upon by the parties hereto.

             5. Unless otherwise agreed upon by the parties hereto, the atmospheric pressure shall be assumed to be fourteen and four-tenths (14.4) psia for the purpose of calculating the volumes of gas delivered hereunder.

             6. Buyer shall test and calibrate all of Buyer's meters and instruments used in measuring or testing the gas delivered hereunder at least once each calendar month, or at less frequent intervals agreed to by the parties on meters at specific delivery points. Any measurement equipment found by calibration test to be registering inaccurately shall be immediately restored to accurate operation. No correction shall be made for past deliveries where inaccuracies are two percent (2%) or less, but if such equipment is found to be out of service or registering inaccurately by more than two percent (2%), the registrations of such equipment shall be disregarded for any period known or agreed upon, or, if such period is not known or agreed upon, for a period extending back one-half (1/2) of the time elapsed since the last calibration test, or sixteen (16) days, whichever is shorter. The volume of gas delivered during such period shall be estimated by using the first of the following methods which is feasible:

                   (a) by using the registration of check measuring equipment if installed and registering accurately;

                   (b) by correcting the error, if the extent of the error is ascertainable by calibration test or mathematical calculation; or

                   (c) by estimation, based on deliveries under similar conditions when the equipment was registering accurately.

             7. Buyer shall determine the gross heating value in Btu per cubic foot of gas, at each delivery point hereunder at such intervals as in Buyer's opinion are required to determine the heating value hereunder but such intervals shall be of such duration as is necessary to determine accurate values to be used in Article VIII, Paragraph 1.

             8. Buyer shall make such test for determining hydrogen sulphide content, total sulphur content, oxygen content, and carbon dioxide content at such intervals as in Buyer's opinion are required to determine that the gas meets the applicable quality specifications hereunder.

             9. Seller may, at its option and expense, install and operate measurement and testing equipment to check Buyer's equipment, but measurement and testing of gas for the purpose of this Contract shall be by Buyer's equipment, except as hereinabove specifically provided to the contrary. Any such check measurement or testing equipment installed by Seller shall be so installed and operated as not to interfere with the operation of Buyer's equipment.

            10. Seller shall have the right to inspect, at all reasonable times, the measurement and testing equipment, charts, and other measurement data of Buyer, and Buyer shall have a similar right with respect to Seller's equipment, charts, and data, but the reading, calibration and adjustment of such equipment shall be performed only by the owner thereof. Buyer shall give Seller at least ten (10) days' notice of any test of Buyer's measuring or testing equipment in order that Seller may have a representative present to witness the tests, and Buyer shall have the right to be present at the time Seller's check measuring or testing equipment is adjusted or calibrated.

            11. If Seller shall request a special test of any of Buyer's measurement equipment or equipment for testing the quality of gas sold hereunder, Buyer shall make such test, and if the equipment in question is registering correctly, the actual expenses of such test shall be borne by Seller; otherwise, the actual expenses shall be borne by Buyer.

            12. All test data, charts, and similar records shall be preserved by the owners thereof for a period of at least two (2) years.

                                  ARTICLE XII
                               Warranty of Title

          1. Seller hereby warrants title to the gas sold by it hereunder and its right to sell the same, and warrants that all such gas is owned by it free from all liens, encumbrances and adverse claims. Seller shall indemnify, save and hold Buyer free and harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to the gas sold by Seller hereunder.

          2. With respect to each lease covered by this Contract, it is agreed, notwithstanding anything herein contained to the contrary, that, in the event it shall be determined that Seller owns less than the interest in such lease described in this Agreement as being owned by Seller and thereby
Seller shall be deemed to have breached any of the warranty provisions of this Agreement then from and after such determination, this Agreement shall be deemed to have been amended so as to cover and include the interest in such lease which is, in fact, owned by Seller.

                                  ARTICLE XIII
                                     Taxes

          1. Seller agrees to pay or cause to be paid all taxes imposed upon gas prior to its delivery to Buyer hereunder or upon any occupation or privilege relating to the production, sale or delivery of such gas to Buyer. Buyer agrees to pay or cause to be paid all taxes imposed on such gas after its receipt by Buyer, (except those, if any covered in Section 5 below) or any occupation or privilege relating to the transmission or sale of such gas after its receipt by Buyer.

          2. As used in this Article XIII, the term "tax" shall mean sales, transaction, occupation, service, production, severance, gathering, transmission, value added, export or excise tax, assessment or fee levied, assessed or fixed by governmental authority, and taxes of similar nature or equivalent in effect. Any present or future tax levied on any liquid product which Seller is entitled to retain shall be borne wholly by Seller.

          3. Buyer agrees to deduct from the amount payable to Seller the severance and privilege taxes due from the sale of gas hereunder and shall remit and report to the State of Michigan in accordance with the severance and privilege tax filing requirements.

          4. If Seller receives written notice from Buyer that questions the validity of any tax, Seller will consult with Buyer as to the best procedure to be followed in the payment of the questioned tax and the means of testing its validity, having due regard for the protection of the interests of both Seller and Buyer. Following such consultation, each party will pursue the course of action it deems proper.

          5. Nevertheless, Buyer shall never be liable for and shall never be obligated to reimburse Seller for any tax levied or assessed upon or with respect to oil, condensate, liquefiable hydrocarbons or other liquids, helium or nonhydrocarbon substances which may be extracted or separated by Seller from gas delivered to Buyer hereunder, prior to such delivery, or upon or with respect to the process of extracting or separating any such products or substances from such gas or of handling, selling, transporting or otherwise dealing in or with any of such products or substances, all of which taxes shall be borne and paid solely by Seller and if paid by Buyer shall be reimbursed by Seller to Buyer.

                                  ARTICLE XIV

                              Billing and Payment

          1. Buyer, not later than the twenty-fifth (25th) day of each calendar month, shall furnish Seller a detailed statement showing the total quantity of gas delivered by Seller to Buyer hereunder during the preceding calendar month and the amount due and payable by Buyer therefor, and simultaneously shall make payment to Seller in such amount. Upon request, Buyer shall furnish Seller charts and measurement data supporting such statement.

          2. For gas not taken by Buyer as provided for in Article V hereof, Seller shall bill Buyer for said gas by rendering a statement on or before the tenth (10th) day of the second month following the end of each contract year. Buyer shall pay Seller for the gas so billed no later than the twenty-fifth
(25th) day of the second month following the end of each contract year.

          3. Should Buyer fail to pay any amount due Seller under the provision of this Agreement when same is due, interest shall accrue at the prime interest rate, as established by the First National Bank of Chicago in effect at the time of such deficiency, per annum, from the date payment is due until paid. If such default in payment continues for sixty (60) days, Seller may, in addition to all other rights and remedies, suspend deliveries of gas hereunder and terminate this Agreement. The foregoing provision in this
Section 3 shall not apply, however, if Buyer's refusal to pay is the result of a bona fide dispute as to the accuracy of any statement and Buyer pays all amounts not in dispute.

          4. On or before the 15th of each calendar month, Seller shall render a statement to Buyer of the gathering costs (as the same are defined in Article VII) for the preceding calendar month.

          5. On or before the last day of each month, Buyer shall pay Seller for the gathering costs of the Seller during the preceding month. This payment obligation shall be extended to the extent, if any that Seller's statement for such gathering costs is not received by the 15th of the month.

          6. Each party shall have the right at reasonable hours to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, or computation made pursuant to the provisions of any article hereof. If any such examination reveals any inaccuracy in any billing theretofore made, the necessary adjustment in such billing and payment shall be promptly made, provided that no adjustment for any billing or payment shall be made after the lapse of two (2) years from the rendition thereof unless challenged prior thereto.

                                   ARTICLE XV
                            Conditions of Connection

           1. Buyer and Seller agree to attempt to apply for all permits and authorizations within ten (10) working days of executing this contract and further agree to secure with due diligence any necessary permits or authorizations allowing Seller to connect each well hereunder to Buyer's facilities where Buyer will commence purchasing. As to all wells subject hereto, in the event that any such permit or authorization to allow such connection has not been issued within ninety (90) days after Seller has notified Buyer of the completion of each such well, either party may cancel this Agreement as to any such well by giving, after the expiration of said ninety (90) days, thirty (30) days' written notice to the other. Acceptance of such permits or authorizations containing burdensome conditions shall be within the sole discretion of the party to whom issued; except that such party agrees that the other party shall promptly be furnished a copy of all such permits or authorizations and that the applicant party shall not accept such permits or authorizations that the other party deems to contain conditions which would deny such other party rights or impose on it burdens not provided for herein.

           2. Upon issuance of the permits or authorizations provided for in Paragraph 1 above, Seller shall connect all wells completed as producers in the following manner:

                Seller shall use its best efforts to complete connections as soon as possible, but in no event later than seventy-five (75) days after the granting of said permit or authorization. If any well or wells are not connected within this period of time, either party may cancel this Agreement as to any such well after giving thirty
                     (30) days' written notice to the other party.

                                  ARTICLE XVI
                                   Assignment

           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no conveyance, transfer of any interest, or change of ownership by either party shall be binding upon the other party until such other party has been furnished with a written notice evidencing such conveyance, transfer of interest, or change of ownership and approved such assignment, approval of which will not be unreasonably withheld, it being understood that this provision in no way restricts the rights of Seller as to the transfer or assignment of Seller's leases or property thereon as provided in Paragraph 2, Subparagraph (a) of Article II hereof.

                                  ARTICLE XVII
                                    Notices

           1. Any notice, request, demand, statement, or payment provided for in this Contract shall be sent to the parties hereto at the following addresses:

                    BUYER:        Consumers Power Company
                                  Attn:  Director of Gas & Oil Supply
                                  212 West Michigan Avenue
                                  Jackson, Michigan 49201


                   SELLER: Northern Michigan Exploration Company One Jackson Square
                                  PO Box 1150
                                  Jackson, Michigan 49204

           2. Either party shall have the right by prior written notice to the other to change the address or addresses given above at any time.

                                 ARTICLE XVIII
                              Laws and Regulations

        This Agreement insofar as it in affected thereby, shall be subject to all valid and applicable laws, orders, rules and regulations of Federal and any other governmental authorities having jurisdiction. Any party hereto shall have the right to contest the validity of any such law, order, rule or regulation, and the acquiescence therein or compliance therewith for any period of time shall not be construed as a waiver of such right. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                                  ARTICLE XIX
                                 Force Majeure

        1. If either Buyer or Seller is rendered unable, wholly or in part, by force majeure or any other cause of any kind not reasonably within its control, to perform or comply with any obligations or conditions of this Agreement such obligations or conditions shall be suspended during the continuance of the inability so caused and such party so rendered unable shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period, it being understood that Buyer's minimum annual obligation to take or pay for gas hereunder shall be reduced by the volume which Buyer, under normal circumstances, would have taken from the well during the period of time the inability exists; provided, obligations to make payments then due for gas delivered hereunder shall not be suspended, and in other cases, the cause of suspension (other than strikes, lockouts, or labor disputes) shall be remedied insofar as possible with reasonable dispatch. Settlement of strikes, lockouts, or labor disputes shall be wholly within the discretion of the party having the difficulty.

        2. The term "force majeure" shall include, without limitation by the following enumeration, acts of God and of the public enemy, unseasonal weather, freezing of wells or lines of pipe, repairing or altering machinery or lines of pipe, fires, accidents, breakdowns, strikes, labor disputes, and any other industrial, civil or public disturbance, inability to obtain materials, supplies, rights-of-way on customary terms, permits, or labor, any act or omission by parties not controlled by the party having the difficulty, any act or omission (including failure to take gas) of a material purchaser of gas from Buyer which is excused by any event or occurrence of the character herein defined as constituting force majeure, failure of gas supply or markets, and any laws, orders, rules, regulations, acts, or restraints of any governmental body or authority, civil or military, or any other causes beyond the control of the parties hereto.

                                   ARTICLE XX
                                   Processing

        1. Seller shall not process gas covered hereunder (other than in standard field separation facilities) prior to delivery of such gas to Buyer at the delivery points provided herein.

        2. If Seller is not now a Plant Owner in the Kalkaska Plant, as described in the Plant Processing and Operating Agreement dated November 15, 1974, between Consumers Power Company and Amoco Production Company, et al, Buyer hereby grants Seller an option to participate as a Plant Owner with respect to the gas covered by this Agreement, subject to the following conditions:

                (a) Seller may exercise such option by giving written notice to Buyer and Amoco Production Company not earlier than the date of initial delivery of gas under this Agreement.

                (b)    Seller's option shall not be exercised later than one
        (1) year from the date of initial delivery of gas under this Agreement.

                (c) The acceptance and ratification by Seller of the Plant Processing and Operating Agreement dated November 15, 1974, between Buyer and Amoco Production Company, et al.

                (d) Seller's acceptance of and consent to be bound by the Allocation Agreement by and between Buyer, Michigan Consolidated Gas Company, and the principal producers of gas sold to each covering the division of components at the Common Delivery Point of the gas and liquids transported in the Common Line, insofar as the provisions thereof affect Seller's rights hereunder.

                (e) Seller's acceptance of and consent to be bound by the Transportation Agreement by and between Buyer and Michigan Consolidated Gas Company, insofar as the provisions thereof affect Seller's rights hereunder; provided, however, if there is any conflict between said Transportation Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

        3. If Seller is now a Plant Owner or if Seller subsequently becomes a Plant Owner in the Kalkaska Plant in accordance with Paragraph 2 of this Article, Buyer and Seller agree to the following:

                (a) Seller agrees and consents to the Allocation Agreement and the Transportation Agreement, referred to in Paragraph 2, Subparagraph (d) and (e) of this Article, insofar as Seller's rights are affected by such agreements with respect to the gas covered by this Agreement.

                (b) Seller shall have the exclusive right to process all gas sold to Buyer hereunder and Seller shall process such gas in accordance with the Plant Processing and Operating Agreement referred to in Paragraph 2, Subparagraph (c) of this Article subject to the following:
        (i) If at any time there is insufficient processing capacity of a sustained nature in the Kalkaska Plant to process any or all of Seller's gas covered by this Agreement and the Plant Owners of such plant have elected not to increase the capacity thereof sufficiently to cover all or part of the gas covered by this Agreement. Seller shall have the right to process or have processed such gas in any other gas processing plant near the Common Delivery Point. Seller shall use its best efforts to limit the duration of such processing arrangements, if possible, such that the gas covered thereby will be available for processing in the Kalkaska Plant when there is again adequate capacity therein. Seller shall promptly notify Buyer and the operator of the Kalkaska Plant with respect to such processing arrangements and advise of all necessary details thereof. (ii) If at any time after the Plant Owners of the Kalkaska Plant have elected to increase the capacity of such plant, Seller may temporarily process or have processed gas covered by this Agreement in any other gas processing plant near the Common Delivery Point until there is capacity available in the Kalkaska Plant. (iii) The rights granted to Seller in Paragraph 3, Subparagraph (b)(i) and
        (b)(ii) above in this Article are subject to Seller receiving express written approval of the Plant Committee, as defined in the Plant Processing and Operating Agreement dated November 15, 1974 of the Kalkaska Plant to do so, subject to necessary authorization, if any, from Plant Owners. (iv) The provisions of the Plant Processing and Operating Agreement shall apply at all times to the gas covered by this Agreement with respect to insufficient capacity in the Kalkaska Plant except with respect to volumes of gas for which processing arrangements have been made in another plant as above provided.

                (c) During any periods when Paragraph 3 of Article IX of the Plant Processing and Operating Agreement is applicable and Buyer elects not to bypass any or all of the gas well gas volumes covered hereby which are in excess of the capacity of the Kalkaska Plant, Buyer's take-or-pay obligation covered by Article V of this Agreement shall be limited to the gas well gas volumes hereunder actually processed in such plant for Seller plus the volumes bypassed by Buyer, if any. Buyer's takes of gas from Seller and all other producers from whom Buyer purchases gas
        in the Contract Area shall be ratably apportioned       with respect to
        volumes processed and bypassed. Seller shall not have any right to process or any interest in the liquefiable hydrocarbons or other constituents contained in any gas volumes bypassed by Buyer.

                (d) Seller shall have the right to process gas as above provided and use gas for fuel for processing gas and other purposes incident thereto; provided, however, that Seller shall reimburse Buyer for fuel and shrinkage due to product extraction, and other losses or uses of gas on the same basis (including taxes) which Buyer purchases such gas hereunder, and provided further that Seller shall be deemed to be in control and possession of the gas while it is in the processing facilities and responsible for any damage or injury caused thereby.

                                  ARTICLE XXI
                           Transportation of Liquids

        1. Arrangements and procedures acceptable to Buyer, Seller, Michigan Consolidated Gas Company, and any other interested producers have been agreed upon in the Allocation Agreement so as to provide for calculation and allocation at the Common Delivery Point of line gain or loss and shrinkage of various constituents of gas and liquid and liquefiable hydrocarbons injected into the Common Line by such respective parties. Buyer, insofar as it has the right to do so, agrees that as long as this Agreement, a Transportation Agreement and an Allocation Agreement are in effect, and one or more processing plants are in operation so as to permit continued processing of all the gas transported in the Common Line, Seller shall have the right to introduce into the Common Line the following liquids (herein called "Seller's Liquids") belonging to the Seller:

                (i) condensate or distillate produced from gas wells from which gas is sold to Buyer hereunder, provided that it is separated from such gas by normal field separation facilities prior to delivery of such gas to Buyer;

                (ii) natural gasoline produced as a result of compression of natural gas to be sold to Buyer hereunder, provided that the compression facilities in which it is produced are situated upstream of the delivery points hereunder; and

                (iii) such other liquids produced from wells from which gas is sold to Buyer hereunder (and which are separated from such gas prior to delivery of the gas to Buyer), other than crude oil, and which will not interfere with any other gas operations in the Common Line.

        2. All Seller's Liquids shall be introduced at mutually agreeable points downstream from gas purchase meters at rates which will not impair any pipeline operations. Title to Seller's Liquids so introduced shall remain in Seller, and Seller shall be responsible therefor, except that Buyer shall be responsible and liable for any damages caused by said liquids when said damages are the result of Buyer's or Michigan Consolidated Gas Company's negligence. Seller's Liquids shall be transported to the Common Delivery point at no cost to Seller; provided, however, that Seller shall reimburse Buyer promptly after billing, for all operating expenses incurred by Buyer as a result of the introduction of Seller's Liquids into the Common Line.

        3. If, in the opinion of Buyer, any liquids are introduced into the Common Line by Seller, at rates that will interfere with any gas operations or cause any operating problems, Seller shall (upon written request made at any time and from time to time by Buyer) immediately reduce the rates of introduction of such Seller's Liquids as directed by Buyer. Such reduced rates shall continue until Seller has submitted evidence satisfactory to Buyer that increased rates of introduction of such Seller's Liquids will not interfere with any gas operations or cause any operating problems. The consent by Buyer to any such increased rates of introduction of Seller's Liquids shall not be deemed a waiver by Buyer of its right, as above provided, to demand further reduction of the rates of introduction of such Seller's Liquids. If any party or parties is obligated by the Michigan Public Service Commission to levy any charge or fee for the transportation of liquids so introduced into the Common Line or laterals serving same, then Seller agrees it will either cease the introduction of Seller's Liquids into such facilities or will pay such charge or fee to the party or parties entitled thereto. It is expressly understood that Seller shall bear the allocated share of line gain or loss and shrinkage occurring in the Common Line attributable to Seller's Liquids as determined under the provision of the Allocation Agreement. It is further understood that if the liquids delivered to or for Seller's account at the Common Delivery Point attributable to Seller's Liquids have a greater aggregate heating value than the aggregate heating value actually attributable to Seller's Liquids at the Common Delivery Point, thereby resulting in a loss of heating value to Buyer for which adequate compensation is not provided in the Allocation Agreement (considering that Buyer's purchases of gas are to be made on a Btu basis rather than on an Mcf basis), then Seller and Buyer agree to make whatever reasonable change in the method of accounting as between Seller and Buyer which is required to eliminate such inequity to Buyer to such extent as is practical and feasible.

        4. Stabilization or processing of liquids or other hydrocarbon constituents belonging to Seller or other producers who may have injected same into the Common Line under this Article shall be handled on such basis as shall be mutually agreed between the Plant Owners and the respective owners of such liquids and other hydrocarbon constituents.

                                  ARTICLE XXII
                                 Miscellaneous

        1. No waiver by either party hereto of one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver, by such party, of a future default, whether of a like or a different character.

        2. All headings appearing herein are for convenience only and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.

        3. Each party hereby grants to the other wherever necessary or convenient for carrying out the terms of this Agreement requisite easements and rights of way over, across and under any land as to which such party has the right to make such grants.

        4. Buyer agrees that if it enters into any contracts with parties other than Seller hereunder who will deliver to Buyer gas that will ultimately enter the Common Line upstream from the Kalkaska Plant, then such contracts with such other parties will contain the same restrictions regarding recovery of liquids or liquefiable hydrocarbons as are contained in Paragraph 1 of
Article XX and will not contain provisions which mitigate against any of the provisions of Article XX and Article XXI.

                 IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the day and year first above written.


                                          BUYER: CONSUMERS POWER COMPANY
WITNESSES:


_____________________________


                                          By  /s/ R. J. Odlevak
                                              ---------------------------------
                                              R. J. Odlevak, Vice President

_____________________________

                                          SELLER: NORTHERN MICHIGAN EXPLORATION
WITNESSES:                                               COMPANY



 /s/ Barbara J. Strause
-----------------------------
Barbara J. Strause
                                               BY  /s/ Paul E. Geiger
                                                  -----------------------------
                                                  Paul E. Geiger
 /s/ Diane L. Ritchie                             Vice President, Secretary
-----------------------------                         and Treasurer
Diane L. Ritchie

                                  EXHIBIT "A"
                                      for
                             GAS PURCHASE CONTRACT
                                     Dated
                                December 1, 1987
                                    Between
                            CONSUMERS POWER COMPANY
                                      and
                     NORTHERN MICHIGAN EXPLORATION COMPANY





                                 Contract Area

Acreage which is included in the Production Unit(s) described below or in any other Production Unit which drains gas from a reservoir common to same.


Production Unit                                          Common Line Tap
---------------                                          ---------------
PetroStar            #2-24 Tennant & State Allis
                     SE SW SE Section 24, T34N-R2E
                     Allis Township, Presque Isle County